Exhibit 99.3

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

Event Date/Time: Feb. 15. 2008 / 8:30AM ET

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Final Transcript
Feb. 15. 2008 / 8:30AM ET, ANF — Q4 2007 Abercrombie & Fitch Co. Earnings Conference Call
CORPORATE PARTICIPANTS
Brian Logan
Abercrombie & Fitch Co. — Senior Director, IR, Communications
Mike Kramer
Abercrombie & Fitch Co. — EVP, CFO
Mike Nuzzo
Abercrombie & Fitch Co. — VP-Fin.
CONFERENCE CALL PARTICIPANTS
Jeff Klinefelter
Piper Jaffray — Analyst
Brian Tunick
JPMorgan — Analyst
Dana Telsey
Telsey Advisors Group — Analyst
Kimberly Greenberger
Citigroup — Analyst
Jennifer Black
Jennifer Black and Associates — Analyst
Liz Dunn
Thomas Weisel Partners — Analyst
Linda Tsai
MKM Partners — Analyst
Paul Lejuez
Credit Suise — Analyst
Janet Kloppenburg
JJK Research — Analyst
Barbara Wyckoff
Buckingham Research — Analyst
Christine Chen
Needham and Company — Analyst
PRESENTATION
Operator
Good day everyone. Welcome to the Abercrombie & Fitch fourth quarter earnings results conference call. Today’s conference is being recorded. (OPERATOR INSTRUCTIONS) We will open the call to take your questions at the end of the presentation. We ask that you limit yourself to one question during the question and answer session. At this time I’d like to turn the conference over to Mr. Brian Logan. Please go ahead, sir.
Brian Logan - Abercrombie & Fitch Co. — Senior Director, IR, Communications
Good morning and welcome to our fourth quarter earnings call. Earlier this morning, we publicly released our quarterly sales and earnings, balance sheet, income statement and an updated financial history. If you haven’t seen these materials, they are available on our website. This call is being taped and can be replayed by dialing 888-203-1112. You will need to reference the conference ID number 2942254. You may also access the replay through the Internet at Abercrombie.Com.

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Final Transcript
Feb. 15. 2008 / 8:30AM ET, ANF — Q4 2007 Abercrombie & Fitch Co. Earnings Conference Call
With me today are Mike Kramer, Chief Financial Officer,; Mike Nuzzo, Vice President of Finance; and Kristen Blume, Chief Information Officer. Today’s earnings call will be limited one hour. After our prepared comments we will be available to take your questions for as long as time permits. Please limit yourself to one question so that we can speak with as many callers as possible.
Before I begin, I remind you that any forward-looking statements we may make today are subject to the Safe Harbor statements found in our SEC filings. Now, to Mike Kramer.
Mike Kramer — Abercrombie & Fitch Co. — EVP, CFO
Good morning. Before I begin, I want to take this time to announce that our Controller, Brian Logan, is assuming responsibility for Investor communications. As Tom Lennox shifts his focus to lead Public Relations to handle the needs of our international rollout plan. All investor inquiries should now be directed to Brian Logan .
Now to our prepared comments. We are proud to once again report record sales and earnings for the fourth quarter which capped another high quality year. We are particularly pleased that we were able to 1) grow operating margin, even as we continue to make significant investment in the long term positioning of our brands and 2) maintain high store sales, productivity levels, without compromising gross margin, despite a difficult selling environment. We believe our ability to maintain full price selling and consistently high sales productivity is a result of our committment to offer trend right merchandise with the highest level of quality and the creation of an exceptional in store experience, which establishes an emotional connection with our customer.
Our committment to these brands is demonstrated by the strategic investments we’ve made and continue to make in stores, merchandise development, and home office infrastructure, which we believe will sustain and enhance quality, improve productivity, and efficiency, and support future growth. Some of those investments include the store refresh program, which is designed to enhance our customers in store experience by systematically updating physical components of the store such as floors, fixtures, furniture and trim, and infusing elements of our flagships, such as louvers into the rest of our stores.
On the IT side this year we rolled out a EUSR to the store which is stands for Electronic Units Sold Reporting. These portable handheld devices electronically provide realtime selling information that allows the sales floor to be replenished with greater efficiency and integrity which is especially critical during peak volume periods. In addition, we continue to see improvement throughout our supply chain by implementing systems that enable more integrated processes and analytics. We’ve already seen reductions in inventory per square foot as a result of better management of basic inventory categories and we expect to see additional opportunity to accelerate turns over the next several years through new merchandise and planning systems.
In 2007, we implemented a planning system enhancement that has helped us optimize deliveries, of seasonal fashion merchandise. In addition, in 2008 and 2009 we will implement a new retail management system which will serve as a platform of our application portfolio. The first phase which incorporates foundational data and improves purchase order management is expected to go live early fall. The second phase which replaces our existing stock ledger is scheduled to be completed by mid 2009.
In the fourth quarter we completed the third phase of business intelligence, key performance indicators have already been integrated into the data warehouse, business critical reporting is now being generated and key users throughout the organization are developing dashboards that are helping to monitor and guide our strategies.
Creating leverage to support our future growth and expansion both domestically and internationally is an important element of our investment strategy. As you know, we have significant domestic growth potential with both proven brands like Hollister and developing concepts like RUEHL and Gilly Hicks. Internationally we could not be more excited about the sales and profit growth potential for A&F, Kids, and Hollister. The international stores continue to generate exceptional sales and profits with the Canadian stores each generating more than three times the sales, productivity of its average U.S. counterpart, and the Abercrombie & Fitch London flagship generating similar sales per selling square foot as the Fifth Avenue store.
In 2008 we plan to open one additional Abercrombie & Fitch store in Canada, in addition construction is under way for the Abercrombie & Fitch flagship in Tokyo’s Ginza district for the late 2009 opening. We’re also working on store locations for Abercrombie & Fitch flagships in Milan, Copenhagen, Paris, and additional sites in Japan. For Hollister in 2008 we plan to open three additional stores in Canada and enter the UK market with four stores. The four UK stores will be non-flagship, shopping center based. The first store is planned to open in October at Brent Cross shopping center in the London Borough of Barnett. Construction is also under way for a Hollister flagship in New York Soho area.

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Final Transcript
Feb. 15. 2008 / 8:30AM ET, ANF — Q4 2007 Abercrombie & Fitch Co. Earnings Conference Call
The Multi-level flagship will be located on the Southeast corner of Haliston and Broadway Is scheduled to open in spring 2009. Similar to our Fifth Avenue A&F flagship the project should help us fortify the iconic status of the Hollister brand in preparation for international growth. For Abercrombie Kids we plan to enter the Canadian market with the opening of three stores in 2008 including stores in Eaton Center and Sherway Gardens both in Toronto.
Although we view international expansion with our proven concepts as relatively low risk from a brand acceptance perspective, thus making it a focus, we also view new concepts as an exciting opportunity for long term growth. In January, we launched our newest concept, Gilly Hicks with the opening of three stores including the first at the Native Collection outside of Boston. Gilly Hicks is a logical progression in the sense it gives us the opportunity to expand the existing emotional connection we share with our female customers by offering them bras, underwear, personal care, sleep, and at home products. We are excited about the prospect of introducing a compelling new brand in an underserved market. We recognize the learning curve associated with the specializations required to operate this type of business and are committed to establishing the brand as the best intimates business as we have done with our sportswear collections.
The prototypical store will be approximately 10,000 square feet and we plan to open 16 stores in 2008 and an additional 17 stores in 2009. RUEHL, another developing concept, made significant progress in 2007. Although profitability was not achieved as originally expected we made significant improvements to gross margin and store operating costs. We have lowered store construction costs by reducing overall store size, going from a two level to a one level format. And strategically sourcing fixtures and materials. Unfortunately, sales productivity declined in the second half of 2007 as we began to anniversary high markdown rates from fiscal 2006. We anticipate lower sales productivity compared to last year through most of the first half of 2008 as we continue to anniversary the high inventory and markdown levels associated with RUEHL. In 2008, we will continue to focus on improving the quality level of the merchandise in order to be consistent with the brands positioning and pricing structure. In addition, our RUEHL website has started to offer the full product assortment, which will help build brand awareness; however until we can establish RUEHL as a proven concept, we will moderate the pace of new store openings.
In addition to developing new concepts we view product line expansion through our existing brands as a promising growth opportunity. In October 2007, we launched a body care line in 93 Hollister stores for both Dudes and Betty’s. Test store sales data over the holiday season indicated that most purchases were incremental transaction units making the product line a way to fuel organic sales growth. As a result of the favorable response we have decided to rollout the body care line to all Hollister stores in 2008.
In 2008 we will continue our investment in home office and store in far structure to support Gilly Hicks, new A&F and Hollister flagships and most importantly international growth plans. From a P&L standpoint we will continue to drive bottom line performance and manage the expense structure where variable components flex in line with volume. However, we will not pull back on critical investments that we believe will deliver a long term value to our shareholders. Now, Mike Nuzzo will discuss the financial
Mike Nuzzo — Abercrombie & Fitch Co. — VP-Fin.
Thanks, Mike. Good morning. Our fourth quarter performance reflected the ability of our brands to perform well in the face of an uncertain economic environment and most importantly, deliver bottom line growth. Our fiscal 2007 fourth quarter net sales for the 13 weeks ended February 2, 2008 increased to $1.23 billion from $1.14 billion for the 14 weeks ended February 3, 2007. Fiscal 2007 fourth quarter direct-to-consumer net sales increased 45% to $108.6 million. Total comparable store sales decreased 1%, transactions per store per week decreased 2% and average transaction value increased 1% for the 13 week period ended February 2, 2008, compared to the 13 week period ended February 3, 2007. Regionally, comps were strongest in New York, Canada, and the Southwestern states and weakest in the Midwest.
For the total Company in the quarter, tops out performed bottoms in both male and female categories and overall the male business outperformed the female business. For the 52 week fiscal year ended February 2, 2008, net sales increased 13% reaching $3.75 billion versus $3.32 billion for the 53 week fiscal period ended February 3, 2007. For the year, comparable store sales decreased 1%, transactions per store per week decreased 2% and average transaction value increased 2%. Fiscal 2007 direct-to-consumer net sales increased 49% over fiscal 2006.
Fourth quarter gross profit rate was 67.2%, 80 basis points higher compared to last year. The change in rate is attributed to both a higher initial markup rate and a lower shrink rate versus last year, partially offset by a higher markdown rate. As you may recall, last year’s fourth quarter shrink rate was adversely impacted by high shrink levels in Hollister due to the soft sensor initiative. For the year, gross profit rate was 67.0%, 40 basis points higher compared to fiscal 2006. The increase in rate reflected both a higher initial markup rate and a higher markdown rate.
We ended the fourth quarter with inventories down 29% for gross square foot at cost versus last year, which exceeded our guidance from the third quarter call that estimated a reduction in the 15% range. In addition to achieving our expected progress in basic inventory reduction, we also

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Feb. 15. 2008 / 8:30AM ET, ANF — Q4 2007 Abercrombie & Fitch Co. Earnings Conference Call
utilized planning system technology enhancements to improve the delivery of timing of spring goods resulting in a reduction in spring receipts in December and January as compared to last year. Slowing spring deliveries in this way gave our merchants and designers more time for product testing and trend evaluation in preparation for 2008 Spring Break sales.
Stores and distribution expense for the quarter as a percentage of sales increased 90 basis points to 31.6% versus 30.7% last year. The increase in rate reflects the impact of the 53rd week in fiscal 2006, this year’s negative 1% comp store sales result, and the impact of minimum wage rate and management salary level increases and higher direct expense rates. Also, similar to the third quarter, direct-to-consumer processing expenses were higher as a percentage of total sales compared with last year since our DTC sales growth rate exceeded the total Company growth rate. Our distribution center UPH increased 16% from last year.
For the year, stores and distribution expense as a percentage of sales increased 120 basis points to 37.0% versus 35.8% last year. The increase in rate reflects the impact of the 53rd week in fiscal 2006, this years negative 1% comp store sales result, and approximately $24 million of additional expense over last year attributed to minimum wage and management salary increases. Fiscal 2007 also included a 32% increase in direct to consumer processing expenses consistent with a 49% year-over-year increase in DTC sales. The fourth quarter — for the fourth quarter, marketing, general, and administrative expense as a percentage of sales decreased 50 basis points to 8.4% from 8.9% last year. The decrease in rate versus last year resulted from lower travel, samples, outside services, and marketing expense rates versus last year. For the year, MG&A expense as a percentage of sales was 10.6% compared to 11.3% last year. This result is consistent with the outlook provided on last year’s fourth quarter call that indicated a plan to grow home office expenses at a more modest level in 2007.
For the fourth quarter operating income increased to $337.1 million compared to $308.8 million last year. Operating income as a percentage of sales was 27.4% versus 27.1% last year. The Company generated approximately $403 million net cash flow from operations in the fourth quarter, a 29% increase from last year. For the year, operating income was $740.5 million versus $658.1 million last year, an increase of 12.5%. Operating income as a percentage of sales in fiscal 2007 was 19.7% compared to 19.8% in fiscal 2006.
For the year the Company generated approximately $820 million in net cash flow from operations, a 41% increase from fiscal 2006. The effective tax rate for the fourth quarter was 36.9% compared to 36.8% for the fourth quarter 2006. The effective tax rates for both periods include favorable settlements of certain tax audits and favorable changes in estimates of potential outcomes of certain state tax matters. The effective tax rate for fiscal 2007 was 37.4% compared to 37.2% for fiscal 2006. Net income for the fourth quarter increased 9.4% to $216.8 million versus $198.2 million last year. Fiscal 2007 net income increased 13% to $475.7 million versus $422.2 million last year. Fourth quarter net income per diluted share increased to $2.40 versus $2.14 last year. For fiscal 2007 net income per diluted share increased to $5.20 versus $4.59 last year.
For fiscal 2007 we grew store square footage by approximately 10%, through the addition of 99 total new stores consisting of 6 Abercrombie & Fitch, 25 Abercrombie Kids, 58 Hollister, 7 RUEHL and 3 Gilly Hicks stores. We ended Fiscal 2007 with a total of 359 Abercrombie & Fitch stores, 201 Abercrombie Kids stores, 450 Hollister stores, 22 RUEHL stores and 3 Gilly Hicks stores.
Fiscal 2007 total capital expenditures were approximately $403 million consistent with our guidance. Our store refresh, information technology, and other home office investment initiatives were implemented on plan and on budget.
Now, for our Fiscal 2008 related guidance. In the area of capital expenditures our estimated investment level for fiscal 2008 is between 420 million and $425 million. The breakdown is as follows—Approximately $230 million for 110 new North American non-flagship stores including four new A&F, 67 new Hollister, 17 new Abercrombie Kids, 6 new RUEHL and 16 new Gilly Hicks stores. Approximately $55 million encompassing anticipated store design and construction for our Hollister Soho flagship, Europe and Asia A&F flagships and UK Hollister standard stores. Of this store grouping, only four Hollister standard stores in the UK are currently expected to open in fiscal 2008. Overall, we expect square footage to increase by approximately 11% in fiscal 2008.
Approximately $15 million for complete store remodels similar to the 2007 spend level. Approximately $50 million in store refresh expenditures, less than the fiscal 2007 spend level, approximately $47 million in information technology consistent with the fiscal 2007 investment level, and approximately $26 million on other home office and distribution center investments. Our IT investments will largely be in the following areas—The new merchandising system, new allocation system, a comprehensive business intelligence platform, a new home office data center, and international IT capabilities. For inventory levels we expect to end the first quarter of 2008 with inventory down 17 to 20% at cost on a per square foot basis versus Q1 2007. As we move through the year, expect the year-over-year inventory per square foot level changes to be more modest than in past quarters.
Now, I’d like to discuss our financial targets for the first half of fiscal 2008. We expect net income per diluted share for the first half of fiscal 2008 to be in the range of $1.61 to $1.65, representing a 5 to 8% increase on a net income per diluted share basis compared to last year. This full

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Final Transcript
Feb. 15. 2008 / 8:30AM ET, ANF — Q4 2007 Abercrombie & Fitch Co. Earnings Conference Call
season earnings guidance reflects the following—A negative 1% comp store sales scenario to achieve the low end of the guidance range, consistent with the trend of the business in the fourth quarter of 2007. Stores and distribution expense for the season, around $5 million in added expense for store payroll minimum wage rate increases and approximately $5 million in pre-opening rent expense associated with the A&F, Tokyo flagship store. In marketing, general and administrative expense, a per quarter expense range of 105 million to $108 million, and an effective tax rate of 38.5% compared with an actual rate of 37.1% for Spring 2007.
As Mike Kramer mentioned earlier, our Spring budget incorporates a number of strategic investments necessary to implement our international expansion plans, as we have consistently stated in the past our focus is on the long term strength of our Company and brands. As we make investments in the areas of technology and headcount we make every effort to balance our shareholders expectations for our short-term financial performance. We believe strongly in our brands and in the phenomenal potential of our international expansion plan, thus we feel it is prudent to continue investing through economic cycles. If the current general economic downturn persists, and negatively impacts our sales, we will seek to align our cost structure accordingly, but will avoid resource cuts that the could jeopardize our ability to implement these long term growth initiatives.
Now, we are available to take your questions. Please limit yourself to one question so that we can speak with as many callers as possible. After everyone has had a chance, we’ll be happy to take follow-up questions. Thank you.
QUESTION AND ANSWER
Operator
Thank you. We will take our first question from Jeff Klinefelter with Piper Jaffray.
Jeff Klinefelter — Piper Jaffray — Analyst
Just a general question on the expense structure looking at the dollar growth rates of both S&D expenses as well as MG&A. How would you guide us to think about this year, maybe not on a quarterly basis, but this year in total and really going forward assuming a fairly static top line performance, should the growth rate in S& D and MG&A, should it stabilize at a certain level relative to the top line performance in total at some point? I mean, you have so many different things coming online with these other initiatives, just curious on what a normalization level would be.
Mike Nuzzo — Abercrombie & Fitch Co. — VP-Fin.
Well, Jeff, I think there’s a lot in your question so let me try to make it down. We talk about stores and distribution always as a concept of leveraging, so if you look at this past quarter, we were able to do a great job. We obviously deleveraged but it was pretty apparent to everybody and to us that we were going to deleverage in stores and distribution. We obviously had the 53rd week issue to contend with with. We had the minimum wage and salary increases, and then we also had some additional expenses, we mentioned the Tokyo flagship pre-opening rent expense, we actually had a little bit of that hit us in Q4 as well. So we also talked about MG&A. We were actually extremely proud about our effort in MG&A, not only for the quarter but for the year. We were able to have a pretty modest growth in MG&A expense as we talked to you about in our fourth quarter call from last year. So going forward, I think the way to think about of course the stores and distribution expense is again in the frame of reference of leverage. We have talked about seeking to leverage stores and distribution on a flat comp and if you look at the upcoming year, we clearly identified some expenses that we have in the stores and distribution area, Ginza, minimum wage increases, that will really have us leverage these on more of a 1 to 2% comp, as we go into this year. MG&A expenses we’ve given you guidance for the first part of the year and again, as we look at our investment in MG&A, you can think about the increases in expenses in MG&A come from three different areas. There’s marketing, which is associated with store growth because in our marketing expense is the in store expenses, the in store marketing expenses. Payroll, and we talked about the need to add headcount, strategically, for international growth, and home office depreciation, which is going to increase given the investment that we’ve made in IT. We’ve also had areas in MG&A that we’ve been able to offset some of these increases in, travel, samples, outside services. We will continue to look for ways to manage this expense. Obviously, with again our international growth, we’re going to be investing more in travel and outside services, so again, it’s going to be a balance and what I can say is that we will continue to give you guidance on the MG&A front as we get into the year. Obviously talk to you about the stores and distribution expense as well.
Mike Kramer — Abercrombie & Fitch Co. — EVP, CFO

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Feb. 15. 2008 / 8:30AM ET, ANF — Q4 2007 Abercrombie & Fitch Co. Earnings Conference Call
Yes, this is Mike Kramer. I just want to add to that. I mean, and consistent with what Mike Nuzzo is telling you, we’ve been able to leverage our business in the past year on negative sales likes and we’ve been able to do that through some efficiencies and not only to mention we’ve been able to do that on top of negative pressure to our P&L such as the minimum wage and some of the salary increases that we’ve allocated out to the stores. I don’t know that we’re going to be able to do that on a go forward basis in terms of I think that we’re still looking for efficiencies as we implement some of the investments in technology which most of those will be the latter part of this year. But I think Nuzzo and team have done a really good job of outlining really what the incremental expenses are. If the bottom line of our guidance is to a negative 1 which is relatively flat and he’s indicating to you guys the incremental expenses in terms of minimum wage in terms of the Ginza, and he’s also giving you guidance in terms of our MG&A, what we expect and historically we’ve told you what the MG&A is and it’s come out that way so I think you’ll be able to layer in what our go forward is pretty easily.
Operator
We’ll go next to Brian Tunick with JPMorgan.
Brian Tunick — JPMorgan — Analyst
Thanks. Hey, guys. We were wondering maybe talking a little bit more about Hollister, maybe what’s happening there, as far as the new Hollisters goes, maybe try and just give us a sense how the new Hollister, maybe the class of ‘06 or ‘07 have been ramping up and then maybe just given the openings now of the international stores, does that change your overall number of domestic Hollisters you guys think you can have?
Mike Kramer — Abercrombie & Fitch Co. — EVP, CFO
I’ll take that. We’re very pleased with the Hollister performance, and our new class, our fresh class has been accretive to our business. What I can say to you about Hollister, I’m kind of a little bit befuddled as to why people are bringing up Hollister in terms of the likes business. If you take a look at our business and the economic environment that’s out there and what’s going on with other people in the mall, our business in Hollister, full price selling, is extraordinary. If you actually compare all of our brands and you exclude what I would call international sales through our tourists on A&F, our London and our Canada, all of our brands are operating relatively the same. We’re very excited about Hollister on a go forward basis. We’ve talked to you about other investments we’re making. In terms of total amount of Hollister stores, we’re constantly looking a that and refining what that amount is because we do not want to oversaturate with this brand as you’ve seen some of the Hollister competition do. We have a large opportunity internationally with regards to Hollister which enables us to cast a wider net and not have to sacrifice accretive profitability, if you will. So, that’s really all I want to say. I don’t really want to talk about the total amount that we’re taking a look at in terms of domestically.
Mike Nuzzo — Abercrombie & Fitch Co. — VP-Fin.
Brian there’s just one thing I’d add to that. As we continue to open our Hollister stores, for instance, this year I think we’ll be opening just a third of the Hollister stores in A&F malls, and so the dynamic there is that we will be getting into more of the C&D volume malls which although they may be at a slightly lower productivity level from a four wall standpoint, they should be equal if not the accretive to that business, because the occupancy cost and the operating costs are lower. So obviously, that gives from a profit standpoint and from an economic model standpoint, a lot of positives as we expand Hollister even domestically.
Operator
We’ll go next to Dana Telsey, Telsey Advisors Group.
Dana Telsey — Telsey Advisors Group — Analyst
Hi, how are you?

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Final Transcript
Feb. 15. 2008 / 8:30AM ET, ANF — Q4 2007 Abercrombie & Fitch Co. Earnings Conference Call
Mike Kramer — Abercrombie & Fitch Co. — EVP, CFO
Great.
Dana Telsey — Telsey Advisors Group — Analyst
Can you talk a little bit about Gilly Hicks and what the initial feedback has been so far and how you compare this initial opening with how RUEHL launched years ago? Thank you.
Mike Kramer — Abercrombie & Fitch Co. — EVP, CFO
Well, to be honest with you, Dana, it’s a little bit too early for us to really talk in depth about Gilly, but what I can tell you is is that we’re extremely excited with how it’s come out of the gates. Obviously, it has exceeded our expectations and it exceeded the initial performance of RUEHL as well. We’re very excited about Gilly. I don’t really want to go into a lot more detail than that.
Operator
We’ll go next to Kimberly Greenberger with Citigroup.
Kimberly Greenberger — Citigroup — Analyst
Great, thank you. I would just like a comment on the additional flagship that the you’re looking at for Abercrombie & Fitch. What do you anticipate in terms of timing of openings, will have you an opportunity to get any of them open in late ‘08 or are you looking at a 2009 opening for those additional flagships? Thanks.
Mike Kramer — Abercrombie & Fitch Co. — EVP, CFO
It’s too early for us to be able to hit ‘08 with these. I mean, our flagships take a lot longer, not only in terms of the up front process, in terms of the construction aspect of it, but we’re looking at 2009 at earliest for our Tokyo. Interestingly, as we’ve talked about international expansion, we’re very excited about our international business in terms of our tourist stores, our direct-to-consumer and the initial performance of Canada and London. We have decided to accelerate our international business. When we look out through 2008 and 2009 into 2010, the majority of our store openings in 2010 will be international, both mall and/or flagship, so I would look to a lot of these flagships opening in 2010. The one thing that I wanted to do is to go back to Dana’s question in terms of Gilly, she did ask about feedback, I will tell you that the feedback we have received has been extremely positive.
There is one aspect of I think a question out there that the I kind of want to dispell. I think people were still blown away by the look and the feel of the store that the comment was, it would have had to have cost a fortune to build. In reality, the cost on a per square footage basis on the initial one really doesn’t matter. It’s the creative process and we do an amazing job in terms of costs for engineering and getting that down to what I would call more effective from the profitability perspective.
However, having said that, this store, the original store only cost us $490 a square foot, which was very similar to our RUEHL initial one and our RUEHL initial one, we have been able over the last year and keep in mind we got started late and costs for engineering have gotten that number down to closer to $300 per square foot. With the exception of the lighting, the lighting is the only item in Gilly Hicks which is probably more expensive than our RUEHL store, everything else is probably equal to or less. We are very confident that as we continue to expand this and over the course of the next 6 to 12 months our costs reengineering efforts will get that in line to consistently with RUEHL and more closely to our A&F and Hollister on a cost per square foot. We are very very excited about the glide path to profitability for Gilly Hicks.
Operator
We’ll go next to Jennifer Black, Jennifer Black and Associates.

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Final Transcript
Feb. 15. 2008 / 8:30AM ET, ANF — Q4 2007 Abercrombie & Fitch Co. Earnings Conference Call
Jennifer Black — Jennifer Black and Associates — Analyst
Good morning and congratulations, in a terrible environment you guys have done awesome.
Mike Kramer — Abercrombie & Fitch Co. — EVP, CFO
Thank you.
Jennifer Black — Jennifer Black and Associates — Analyst
I wondered if you have identified additional categories to enhance productivity like that of what you mentioned at Hollister. I know you probably won’t reveal these categories but I wondered if you, how much room there is to enhance productivity looking out over the next three years for each of the divisions?
Mike Kramer — Abercrombie & Fitch Co. — EVP, CFO
Well, I mean, obviously we’re not going to talk about anything other than what we’ve already talked about in terms of personal care, the addition in terms of all of Hollister. We have indicated that we will roll that out as well with A&F, in terms of the timing, stay tuned on that. But we believe that with personal care, we have tremendous upside in terms of productivity. Why do I say that? One is the information we have collected in terms of our existing personal care, in 2007 the U.S. cologne and perfume sales, our A&F Fierce was ranked number two in sales volume for all of 2007 for all of U.S. cologne and perfume sales, and this is on the male side. Number two, second to a brand from Armani. Now, I will also say that we only have 360 stores so there’s 360 doorways that that’s being sold through versus 1500 stores in most of these others that they are sold through Department Stores, so we’re very excited about the potential that the we could have with our perfume sales on the female side of our business as well as a lot of more introduction in terms of the bath and body type stuff as well. So we’re very excited about what we can do in terms of productivity in terms of personal care. We invested significantly over the last year, obviously with with Gilly Hicks, obviously with Hollister. We’ve brought in some experts in this arena so we’re very very excited about that. In terms of other arenas I would stay tuned. One thing that I can tell you, any additional assortment that we go into to drive productivity will be profitable.
Operator
We’ll go next to Liz Dunn with Thomas Weisel Partners.
Liz Dunn — Thomas Weisel Partners — Analyst
Good morning. I guess my question relates to your comments regarding 2010 and the majority of the growth coming from international. What gives you the confidence at this point that that’s the right strategy given relatively limited experience with Hollister internationally? Hello?
Mike Kramer — Abercrombie & Fitch Co. — EVP, CFO
So, sorry. Liz, so you were wondering specifically about Hollister?
Liz Dunn — Thomas Weisel Partners — Analyst
Well, I mean, just a comment, I know that you view Hollister as sort of a unit opportunity internationally, and Abercrombie as primarily a flagship opportunity. Can you just sort of help us, give us a little bit better understanding of that comment that 2010 and beyond, the majority of the growth will come from international, given I guess relatively limited comparings with both brands internationally.
Mike Kramer — Abercrombie & Fitch Co. — EVP, CFO
Well, I mean all I can say to that the is we are approaching this I think very pragmatic. We believe that our entrance into international ironically is actually a flagship in New York City in terms of bracing and fortifying the iconic status of Hollister. What I can tell you is that our Hollister business internationally from direct-to-consumer and Canada business as well as our tourist business in Hollister has been off the charts, and

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Final Transcript
Feb. 15. 2008 / 8:30AM ET, ANF — Q4 2007 Abercrombie & Fitch Co. Earnings Conference Call
some of that quite frankly has been driven by the fact that the we’ve been going international with the parent brand, A&F. We believe that Hollister presents, again guys for those of you that the have been to the conferences that we speak at, we’re a sportswear category killer and it’s the same stuff in terms of different quality aspects and being sold to different groups of customers. We believe that in terms of the price point of Hollister related to A&F, we will have a significant more amount of penetration in terms of European and Asia expansion. We believe that that will speak well to what we call the more American mall based business versus Abercrombie & Fitch which is a little bit more pricey, a little bit more iconic, and we’re actually looking for what we call the high profile locations.
All I can say, Liz, is that our experience to date internationally has been off the charts. The other thing that I will tell you that I think puts us in terms of a competitive advantage as to a lot of other retailers that the have done this, including some that are currently doing it is we are — our approach internationally is very different, and our approach is basically we’re not looking at it as a different continent. Our brand is going to be to remain the same as it is here over there. We are not the going to change the assortment. We are not going to change the look of the store. It is going to be a Western brand, American brand experience and it has been embraced significantly well by the populations internationally. The other thing quite frankly, is in terms of the infrastructure that we’re building. We are not setting up an entire different what I would call division for international or a division for Asia. We don’t have a President of Abercrombie & Fitch Europe. We don’t have a President for Abercrombie & Fitch Japan. Everything is going to be centrally based out of here that we can absolutely possibly do. We are concerned as a lot of other brands have experienced this, a dilution of the brands and that is a very tricky road to curve. We’re very excited about the strategy that we have in place, it’s been successful for a couple other retailers and that’s really all I can say in terms of our go forward strategy with international.
Operator
We’ll go next to Linda Tsai, MKM Partners.
Linda Tsai — MKM Partners — Analyst
Yes, hi, can can you talk a little bit about the IMU improvement in the quarter and where you see that going forward? And then just a follow-up question, as it relates to the relatively weaker comps on the growth side of the business what do you think is going on there and are you implementing any changes to pinpoint more interest?
Mike Nuzzo — Abercrombie & Fitch Co. — VP-Fin.
Linda, I can take the IMU question. I can tell you in general, where we’ve gotten benefit on the IMU side and also expand to the gross margin side. We’ve talked about in the past London pricing providing us a benefit on the IMU side. We’ve talked about mix of product, heavy tops, business, compared to bottoms providing us some benefit. Our sourcing team, I think, is clearly one of the best in retail. They’re obviously out trying to drive down the cost of goods as much as possible. There’s been a lot of discussion about inflation in the cost of goods. We have not seen it yet, in some cases in some departments in some areas, we’ve been able to continue to drive down costs, so we’ve been extremely happy about where the IMU has been for us. We also talked about the gross margin in general and the benefit that we got in the fourth quarter. We got a benefit obviously in shrink that will not continue into the next year. We also, looking out to the next year, the same issues will apply in IMU in terms of where we might get favorability.
In terms of the overall gross margin side, Gilly Hicks will obviously have a lower gross margin, a start up gross margin , and will work against us on the overall gross margin side. As far as markdowns go, our markdown strategy, we obviously are a fashion driven business. We look to clear through goods but we obviously don’t want to become too reliant on clearance and markdowns, so again, I just to give you an idea of what obviously will impact our gross margin go forward, we have told people to not model in increases in gross margin go forward. We obviously work very hard to make sure that the we’re doing all of things that would contribute to growing gross margin. We talked about our system enhancements and the role that the they can play on managing inventory and markdowns, but again, as we said before and I know we sound like a broken record, if I was modeling out into the future, I would maintain a pretty consistent gross
Mike Kramer — Abercrombie & Fitch Co. — EVP, CFO
In terms of weaker comps on the girls side, again we’re very pleased with the performance of our business from a top line perspective given the environment out there. In terms of girls versus the male side of the business, our male side is performing better than the women’s side of the business, but that’s consistent with the landscape that’s out there. Again it’s cyclical.

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Final Transcript
Feb. 15. 2008 / 8:30AM ET, ANF — Q4 2007 Abercrombie & Fitch Co. Earnings Conference Call
Operator
We’ll go next to Paul Lejuez with Credit Suisse.
Paul Lejuez — Credit Suise — Analyst
Thanks, guys, a couple quick ones. What percent of your eCommerce business is domestic versus international and not sure if you can maybe break that down further by country or region of the world? And then second, just what will be your price strategy for Hollister in the UK? Will you be charging above U.S. prices like you’re doing in the Abercrombie flagship?
Mike Nuzzo — Abercrombie & Fitch Co. — VP-Fin.
Yes, Paul? I’ll take the DTC break down. On any given point throughout the year, roughly 25 to 30% of our DTC business has been international. In terms of the country break down, what I can give you is some of the strength that we’ve gotten in terms of the increase in the business. Obviously, the increase in the business overall has been 45% in the quarter. A lot of that was driven by a very strong growth internationally as well as domestically. Where we’ve gotten substantial growth is in the areas where we have put stores, so the Canada growth rate in DTC has been substantial. The Europe and specifically the UK growth rate in DTC has been substantial in the quarter and for the year, and this is pretty consistent with industry wide what you see. Obviously when you’re putting stores places, there’s more of an awareness, it helps to drive business, not just to the stores but to the DTC business as well. Kramer, do you want to talk about pricing?
Mike Kramer — Abercrombie & Fitch Co. — EVP, CFO
Yes, we haven’t finalized our pricing strategy with regards to Hollister but I can can safely say that it’s going to be somewhat consistent with our pricing strategy with A&F. By saying that that doesn’t mean it’s going to be the same pricing as A&F but in terms of the markup. Again, it’s dollar for pound, meaning $69, 69 pounds, if you exclude that, it’s really a 65% markup for us on A&F, so you can safely say that with regards to Hollister and where we want to position that in terms of pricing and the competition that a 65% markup for all of Europe would be roughly the same.
Operator
We’ll go next to Janet Kloppenburg with JJK Research.
Janet Kloppenburg — JJK Research — Analyst
Good morning everyone and congratulations on a great the quarter and year.
Mike Kramer — Abercrombie & Fitch Co. — EVP, CFO
Thanks, Janet.
Paul Lejuez — Credit Suise — Analyst
You’re welcome. I was just wondering if you could talk about the expense structure last year in the first half. I know you were gearing up to spend a lot on the Gilly Hick s development and also on the London flagship opening which was late March I think, and how that compares to the investment spending that’s going on this year in the first half, and also Mike, if you could talk a little bit about your outlook for share repurchase, given your cash balances at this time? And lastly, if this investment in Tokyo is going to continue to be a drag on the back half of the year as well. Thanks.

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Final Transcript
Feb. 15. 2008 / 8:30AM ET, ANF — Q4 2007 Abercrombie & Fitch Co. Earnings Conference Call
Mike Kramer — Abercrombie & Fitch Co. — EVP, CFO
Let’s talk a little about the expense structure, 2007 versus 2008. One is and again I don’t want to sound like a broken record but in terms of the 2007 year, guys was, in my opinion, not only solid but very very high quality in terms of earnings performance. We were able to basically keep our operating margin flat in light of negative 1 comps for the year and in light of the negative pressure that we saw in terms of minimum wage pre-opening costs related to Ginza and our salary increases in terms of the field. So I believe that it was absolutely extraordinary year for us in terms of providing 13% increase in terms of our EPS year-over-year given where we were top line and the expense structure.
You know, what I will say to your question, Janet, with regards to the first half versus the back half and I think some of the concern has really been, we were investing in RUEHL, we started investing in Gilly. RUEHL is not quite profitable, how does that play into the drag in terms of the P&L, now that you have two what I call embryonic brands that we’re investing in that are not white profitable or a drag on the P&L. One I will tell you that the improvement in terms of RUEHL has been huge, in terms of even though we did not break even on a four wall, we came relatively close. But what I will tell you is that if you combine the two brands and take a look at Spring over Spring, for 2007 to 2008, it’s only going to be marginally more expensive than it was last year with just RUEHL and just a little bit of investment on Gilly.
In terms of the share repurchase, well, I did have a lot of money and we will be very consistent with what we said out there. We’ll keep our minimum balance of 300 and we will be looking to go back onto the market when we can. Secondly, Tokyo, Tokyo is going to be a drag on us, and again, guys, as we’ve said, 2008, we’re going to invest, continue to invest in our international headcount and pre-opening costs. I mean, one of the negative things in terms of these flagships is obviously the long lead time in terms of building and the expense, so it’s going to be an investment year from some of our direct costs.
Mike Nuzzo — Abercrombie & Fitch Co. — VP-Fin.
Janet, just to add an to that, you talked about the start up for London last year. Absolutely, that was an incremental expense that we had talked about, but for the most part we were able to absorb it but I really want to emphasize the items we called out for this Spring and if you do the math and you take the Ginza, the minimum wage, and also I want to add to that, giving some perspective on the other income line item, we’re expecting that to be not as favorable to us in Spring as it was last year. If you take those factors and you look at the increase in EPS or in turn operating income, if you adjust for those, you come out to a place where it is very consistent with the sales growth that we are expecting so that’s the reason we wanted to call those expenses out. They are real. They are obviously a part of our budget, and we obviously will work hard to drive operating margin and to drive expense management in the rest of the business.
Mike Kramer — Abercrombie & Fitch Co. — EVP, CFO
Saying it another way, if you consider those one-time things that were called out for Spring, we would be looking for an EPS growth of 11 to 14%, which is very consistent with what we provided to you guys for 2007, which I think is spectacular given where we’re guiding you from a top line perspective.
Operator
We’ll go next to Barbara Wyckoff with Buckingham Research.
Barbara Wyckoff — Buckingham Research — Analyst
Hi, everyone. Good job in 2007.
Mike Kramer — Abercrombie & Fitch Co. — EVP, CFO
Thanks, Barbara.

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Final Transcript
Feb. 15. 2008 / 8:30AM ET, ANF — Q4 2007 Abercrombie & Fitch Co. Earnings Conference Call
Barbara Wyckoff — Buckingham Research — Analyst
Hi. The end of the year inventory levels seemed low on a per store basis. Were there shifts in deliveries, or other factors that affected the level and could you get into that a little bit?
Mike Kramer — Abercrombie & Fitch Co. — EVP, CFO
Sure, Barbara. And we talked a little bit about this in the script. We brought in Spring too much, too early last year, and so we really wanted to make an effort to flow Spring deliveries in a little bit better. We also had as you recall, we had a long tail to winter which also clearly didn’t help in the sale of Spring merchandise, so again, so we made an effort to bring in Spring in a much more systematic, in a better flow, a more optimized flow approach than last year. We also bought into Fall a little bit more than we did the previous year and went into January a little heavy in Fall, which was planned given the flow of Spring merchandise. We were able to sell-through it quite well, so where we end up with at the end of the year is obviously down 29% in total but in Fall merchandise, we’re also down slightly on a cost basis. So as far as our inventory situation, we’re in pretty good shape. We’re pretty happy with where we are. We obviously have the Spring goods flowing in in anticipation of an early Spring Break time period given the move of the Easter holiday.
Mike Nuzzo — Abercrombie & Fitch Co. — VP-Fin.
And I’m glad you actually think our inventory levels are low. That’s the first time I’ve heard that in two years. Thanks, Barbara.
Operator
We’ll go next to Christine Chen with Needham and Company.
Christine Chen — Needham and Company — Analyst
Congratulations on a good quarter in a really tough environment.
Mike Nuzzo — Abercrombie & Fitch Co. — VP-Fin.
Thanks, Christine.
Christine Chen — Needham and Company — Analyst
Wanted to ask, could you update us on when you think you might breakeven and remind us when you anniversary the minimum wage increases and then what depreciation was for the quarter or the year, whichever way you want to give it?
Mike Kramer — Abercrombie & Fitch Co. — EVP, CFO
Well, let me start off with the minimum wage thing. Guys, I wish I could tell you that because it seems like there’s a lot of legislature out there that are passing these minimum wages from states to federal, that will actually be negatively impacting our P&L through early 2010, so there’s going to be some pressure to our P&L in that category. Hopefully we’ve experienced the most of it is behind us but again, we will be experiencing some increases through early 2010.
In terms of RUEHL, we indicated in terms of our script that we anticipated the productivity levels in RUEHL for the balance of Spring to be consistent with where it’s trending out because of the continued anniversary of the markdown situation that we had last year. We were over inventoried in the RUEHL business last year. So again, we’ve got a lot of things in place that we’re continuing to work on in terms of RUEHL. What I can tell you with regards to RUEHL is we are going to moderate RUEHL’s development. There’s only going to be six openings in RUEHL this year until we can get it to where we believe is the traction point to where we continue on. We believe strongly in RUEHL. We strongly believe in RUEHL. Mike Jeffries strongly believes in RUEHL and we’re doing a lot of things to get us to that traction point to where we can increase our development there.

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Final Transcript
Feb. 15. 2008 / 8:30AM ET, ANF — Q4 2007 Abercrombie & Fitch Co. Earnings Conference Call
Having said that, RUEHL has never been talked about as a huge growth vehicle for us. We’ve always talked about RUEHL as a maximum of 150 stores domestically. It has never been indicated as a growth vehicle — huge growth vehicle for us. What was the other question?
Mike Nuzzo — Abercrombie & Fitch Co. — VP-Fin.
Yes, Christine, on the depreciation, it was about $50 million for the quarter, and for the year, it will end up around $190 million and yes, and again, Mike Kramer is right. The minimum wage, there are federal minimum wage increases that go in — that have gone into effect in July and that they continue to go into effect and obviously, they’re going to effect us along with state minimum wages, we just had Massachusetts and Pennsylvania with minimum wage increases as well. So we will be dealing with those issues go forward.
Brian Logan — Abercrombie & Fitch Co. — Senior Director, IR, Communications
I think that’s the last call. Thanks, guys, for being part of the call.
Operator
This does conclude Today’s conference. Thank you for your participation. You may now disconnect.

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